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Exhibit 10.7

Summary of Viacom Inc. Compensation for Outside Directors
(As of January 1, 2006)

Cash Compensation

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  An annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000;

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  The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000; and

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  The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

        Outside directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors.

Equity Compensation

  Stock Options:

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  an initial grant of 7,928 stock options to purchase shares of Class B common stock on the date the director first joins the Board or becomes an outside director, which options vest one year from the date of grant; and

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  an annual grant of 3,171 stock options to purchase shares of Class B common stock on January 31 of each year, which options vest in equal annual installments over a period of three years.

        The exercise price of the stock options is the closing price of Viacom's Class B common stock on the New York Stock Exchange on the date of grant.

  Restricted Share Units (RSUs):

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  an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of the Class B common stock on the New York Stock Exchange on the date of grant, which RSUs vest one year from the date of grant.

        RSUs are payable to outside directors in shares of Class B common stock upon vesting unless the outside director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock.

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